                 UNITED SECURITY BANCSHARES ANNOUNCES COMPLETION
                     OF TRUST PREFERRED SECURITIES ISSUANCE

FRESNO, CA, July 18, 2001 -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares (NasdaqNM: UBFO) (http://www.unitedsecuritybank.com), a bank holding company with $405 million in assets, announced that on July 16, 2001, through a newly- formed-wholly-owned subsidiary, USB Captital Trust I, a Delaware statutory business trust, it completed a private issuance of $15 million in trust preferred securities as part of a pooled re- securitization transaction with several other financial institutions. With this additional capital the company has $420 million in assets on a pro forma basis as of this date.

The trust preferred securities bear a floating rate of interest of 3.75% over the six month LIBOR. The initial rate set at 7.57%, is payable semiannually. USB Capital Trust I used the proceeds from the sale of the trust preferred securities to purchase junior subordinated deferrable interest debentures of United Security Bancshares. United Security Bancshares intends to invest a portion of the net proceeds in the company's subsidiary bank to increase the bank's capital levels and intends to use the remaining net proceeds for general corporate purposes. Under applicable regulatory guidelines, United Security Bancshares expects that a portion of the trust preferred securities will qualify as Tier I Capital, and the remainder as Tier II Capital.

Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares stated, "With the completion of this offering, United Security Bancshares believes it has adequate capital to support its growth strategy for the foreseeable future. Even with the additional interest expense associated with the trust preferred securities, we remain confident in our ability to meet earnings estimates for the year 2001."

The following table details on a historical and pro forma basis United Security Bancshares certain financial information, including capital ratios, as of March 31, 2001. (dollars in thousands)

                                    Historical     Pro-Forma
                                       3/31/01    3/31/01(A)


                ASSETS                   $368,089   $383,089
Loans, Net                               $271,821   $271,821
Deposits                                 $291,697  $ 291,697
Equity                                    $34,709    $49,709
           CAPITAL RATIOS:
Equity to Assets                            9.43%     12.98%
Leverage                                    8.82%     11.28%
Tier I Capital to Risk Weighted Assets      9.59%     12.65%
Total Capital to Risk Weighted Assets      10.74%     15.21%
Loan Loss Reserve to Total Loans            1.29%      1.29%

    (A) - Includes $15.0 million issuance of trust preferred securities.

United Security Bancshares through its subsidiary bank, United Security Bank, serves clients throughout the Central San Joaquin Valley of California with seven branch offices, two loan production offices and an administrative office.

Safe Harbor
Certain matters discussed in this press release constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company's continuing growth strategy, its plans regarding the leveraging of the additional capital and its impact on earnings and shareholder returns. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact which changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers has on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest spread, and on the quality of the Company's earning assets; (2) the period of time it takes the Company to leverage the additional funds into earning assets; (3) when and if the pending mergers are consummated and (4) the other risks set forth in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000. For investor information on United Security Bancshares visit our website at www.unitedsecuritybank.com/investor or CONTACT: Dennis R. Woods, President and CEO, 559-248-4928.